                                                                               Exhibit 12.1

Ratio of Earnings to Fixed Charges                             Fiscal Year
                                              ---------------------------------------------
                                                1999     2000      2001      2002     FY03
                                              -------- --------- --------  -------  -------

Interest expensed and capitalized             $ 8,035  $ 7,765   $ 8,241   $ 8,822  $19,952

Amortization of debt issuance costs               291      291       387       620    2,481
Estimated interest included in rent expense     3,071    3,075     2,560     2,409    3,796
                                              -------- -------- ---------  -------- --------
Fixed charges (a)                             $11,397  $11,131   $11,188   $11,851  $26,229
                                              -------- -------- ---------  -------- --------

Income (loss) before income taxes and
equity in losses of affiliated companies      $55,721  $   662   $40,721   $30,051  $54,925

Minority interest                                   -        -    (1,137)   (1,863)  (2,434)
Fixed charges (a)                              11,397   11,131    11,188    11,851   26,229

Less: interest capitalized                          -        -         -         -   (2,025)
Less: minority interest in subsidiaries
not incurring fixed charges                         -        -     1,137     1,863    1,709
                                              -------- -------- ---------  -------- --------
Earnings (b)                                  $67,118  $11,793   $51,909   $41,902  $78,404
                                              -------- -------- ---------  -------- --------

Earnings/Fixed Charges (b/a)                     5.89     1.06      4.64      3.54     2.99